Exhibit 2.4

EAGLE FORD
PURCHASE AND SALE AGREEMENT
by and between
CHESAPEAKE EXPLORATION, L.L.C.

(the “Seller”)
and
EXCO OPERATING COMPANY, LP
(the “Buyer”)
July 2, 2013

HN\1006664.18

EAGLE FORD PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered this 2nd day of July, 2013 (the “Execution Date”), between CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (the “Seller”), and EXCO OPERATING COMPANY, LP a Delaware limited partnership (the “Buyer”). The Buyer and the Seller may be referred to herein collectively as the “Parties”, or individually as a “Party”.
B A C K G R O U N D:
A.    The Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to the Properties (as hereinafter defined).
B.    The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and References.

1.1	Definitions. Except as already defined above, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:
“AAA” means the American Arbitration Association.
“Accounting Referee” means Ernst & Young LLP or another nationally recognized accounting firm mutually agreed upon by the Parties, provided, however, prior to the appointment of any Accounting Referee, each Party will certify in writing to the other Party that such Accounting Referee has neither performed any work for such Party or such Party’s Affiliates or Chesapeake Oilfield Services Group nor been an officer, director or employee of such Party or its Affiliates or Chesapeake Oilfield Services Group within the preceding five (5) year period.
“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Party, provided, however, the Parties specifically acknowledge and agree that for purposes of this Agreement no Chesapeake Oilfield Services Group member is an Affiliate of Chesapeake Energy Corporation or any of its subsidiaries including the Seller.
“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.
“Agreement” has the meaning specified in the introductory paragraph and includes the Exhibits and Schedules attached hereto.

“Allocated Value” means that portion of the Purchase Price attributable to each Well and PUD as set forth on Exhibit A-2.
“Arbitrable Dispute” means (except for: (a) disputes involving Title Defects, Environmental Defects or any cure relating thereto or involving Title Benefits each of which will be resolved as provided in Section 2.1.10, or (b) any matters to be resolved by the Accounting Referee as provided in Section 2.8) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach or termination hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise.
“Assignment” means, as applicable: (a) the Assignments, Bills of Sale and Conveyances to Buyer and/or to Buyer Designee in substantially the same form attached hereto as Exhibit B-1 with respect to the Properties, but excluding the Rig Contracts; and (b) the Assignment and Assumption Agreements in substantially the same form attached hereto as Exhibit B-2 with respect to the Rig Contracts.
“Assumed Obligations” means (x) subject to the rights of the Buyer under Section 10.2, all of the liabilities and obligations set forth in subsections (a) through (d) below and (y) those liabilities that result in a downward adjustment to the Purchase Price pursuant to Section 2.6: (a) all liabilities, costs, expenses, duties and obligations of every kind and character of the Seller with respect to the Properties arising from and after the Effective Time with respect to the Properties or to the ownership, use, operation or other disposition thereof and under the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, as well as under the terms and provisions of all Contracts (including, for the avoidance of doubt, the Rig Contracts) constituting part of the Properties and under any Contracts entered into by the Seller after the Execution Date which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (b) all other liabilities, costs, expenses, duties and obligations of every kind and character of the Seller with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time to the extent arising out of or relating to (but only to the extent arising out of or relating to): (i) Gas Imbalances, (ii) the payment of the amount of the Suspended Funds as provided in Section 5.8, (iii) all real property, use, occupation, ad valorem, severance, production and personal property Taxes on the Properties for calendar year 2013, subject to Section 2.6, and thereafter, (iv) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on the Real Property Interests or lands pooled or unitized therewith

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or otherwise comprising part of the Properties, and (v) obligations to restore the surface of the Real Property Interests or lands pooled or unitized therewith and any other obligations relating to the failure of the Real Property Interests or lands pooled or unitized therewith to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), excluding, however, any such obligations to the extent relating to any Excluded Assets (subject to such exclusion, the “Environmental Obligations”); (c) all third party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties attributable to periods from and after the Effective Time; and (d) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests and/or units comprising a part of the Properties insofar as the same are attributable to periods and Hydrocarbons produced from and after the Effective Time.
“Basket” has the meaning specified in Section 10.6.1.
“Benefit Notice” has the meaning specified in Section 2.1.9.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by Law to close.
“Buyer” has the meaning specified in the introductory paragraph.
“Buyer Designee” means any direct or indirect wholly owned subsidiary of Buyer.
“Buyer Indemnified Parties” has the meaning specified in Section 10.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.
“Casualty Loss” has the meaning specified in Section 2.4.
“Chesapeake Oilfield Services Group” means COS Holdings, L.L.C., an Oklahoma limited liability company and its direct and indirect subsidiaries and its and their respective successors.
“Claimant” has the meaning specified in Section 14.2.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

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“Closing Date” means the date on which the Closing occurs, which will be July 31, 2013, or if all of the conditions set forth in Section 6 and Section 7 have not yet been satisfied or waived as of such date, three (3) Business Days following the satisfaction or waiver of such conditions unless otherwise changed by the mutual written agreement of the Parties.
“Closing Statement” has the meaning specified in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated September 7, 2012 between Chesapeake Energy Corporation and EXCO Resources, Inc.
“Consultant” has the meaning specified in Section 2.1.10.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.
“Core Area” means all of the lands covered by the Leases set forth in Exhibit A-3 except, however, for the lands specifically excepted from such Leases as described in Exhibit A-3.
“Cure Period” has the meaning specified in Section 2.1.8.
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“Debt Financing” means any financing contemplated by Buyer to fund the purchase of the Properties.
“Debt Financing Commitment” means any financing commitment (including pursuant to a commitment letter) provided by one or more Financing Sources to the Buyer and its Affiliates in connection with any Debt Financing.
“Defect Notice” has the meaning specified in Section 2.1.
“Defect Notice Date” has the meaning specified in Section 2.1.
“Defensible Title” means title deducible of record and/or provable title to the Seller’s interest in a Property evidenced by documentation that although not constituting

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perfect, merchantable or marketable title, can be successfully defended if challenged which, as of the Effective Time: (a) (i) entitles the Seller to receive, throughout the productive life of a Property, not less than the Net Revenue Interest set forth in Exhibit A-2 for such Property (except for (A) decreases in connection with any operation in which the owner of such Property may elect after the Closing to be a non-consenting co-owner, (B) decreases resulting from the establishment after the Execution Date, in accordance with Section 5.2, of pools or units and (C) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction), and (ii) obligates the Seller to bear, throughout the productive life of a Well or PUD (and the plugging, abandonment and salvage thereof), a percentage of the costs and expenses relating to the maintenance, development and operations of such Well or PUD not greater than the Working Interest set forth in Exhibit A-2 with respect to such Property, except increases in such Working Interest that result in at least a proportionate increase in the Net Revenue Interest for such Property; and (b) subject to Permitted Encumbrances, is free and clear of all Liens.
“Deposit” has the meaning specified in Section 2.
“DOJ” has the meaning specified in Section 5.9.
“Dollar” means the United States of America dollar.
“Effective Time” means 7:00 a.m. Central Standard Time, April 1, 2013.
“Environmental Claim” has the meaning specified in Section 3.10.2.
“Environmental Defect” means a condition or circumstance constituting a violation of applicable Environmental Laws existing as of the Effective Time and/or as of the Closing with respect to any Property that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.
“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act,

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42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended and any other Law the purpose of which is to conserve or protect human health, the environment, wildlife or natural resources.
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.
“Escrow Agent” means Bank of America, N. A., a national banking association, or any successor escrow agent appointed pursuant to the terms of the Escrow Agreement.
“Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date among the Seller, the Buyer and the Escrow Agent.
“Escrow Balance” means the amount outstanding at any given time in the Escrow Account (which initially shall be an amount equal to the Deposit, and thereafter as such amount is increased by interest accruing thereon or reduced from time to time in accordance with the terms of this Agreement and those of the Escrow Agreement).
“Excluded Assets” means: (a) all limited liability company, partnership, financial, tax, and legal (other than title and Contract) records of the Seller; (b) any existing or future refund of costs, Taxes or expenses borne by the Seller or the Seller’s predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Real Property Interests, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of the Seller (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of the Seller against third parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Seller’s prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof; (f) all of the Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all accounts receivable and all audit rights arising under any of the applicable contracts or otherwise with respect to the Properties and any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances; (h) any geological or geophysical information constituting proprietary seismic data, studies core samples and information to be covered by license agreements and any geological or geophysical information which the Seller is prohibited, by agreement, from sharing with a third party; (i) (A) all mineral interests and lessor royalties owned by the Seller and its Affiliates including any and all mineral interests burdened by

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or relating to any of the Real Property Interests or burdened by other oil, gas and mineral leases, and (B) all other royalty interests and other overriding royalty interests owned by the Seller or its Affiliates, in the case of (B), to the extent they do not, individually or in the aggregate, reduce the Seller’s interest in any Property below the Net Revenue Interest and overriding royalty interest, if any, for such Property as described in Exhibit A-2; (j) all claims of the Seller for refunds of or loss carry forwards with respect to (i) production, ad valorem or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes or (iii) any taxes attributable to the Excluded Assets; (k) all “virtual courthouses” of the Seller and Seller’s exclusive use arrangements with title abstract facilities and all documents and instruments of the Seller that may be protected by an attorney-client privilege (except, for the avoidance of doubt, title opinions) and all data that cannot be disclosed to the Buyer as a result of confidentiality arrangements under agreements with third parties (provided that the Seller has used its commercially reasonable efforts to obtain waivers of such confidentiality arrangements); (l) all of the Gathering Assets; (m) all non-Lease Owned assets, including compressors on the wellheads of the Wells operated by the Seller or its Affiliates owned by or leased from the Seller, its Affiliates or third parties and all licensed radio frequencies and associated communications infrastructure including towers, antennas, data links and network circuits; (n) all drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, all vehicles, and any other non-Lease Owned equipment, inventory, machinery, tools and other personal property; (o) that portion of all Leases covering lands located outside the Core Area and Non-Core Units; (p) those oil and gas wells described in Schedule 1.1 attached hereto; (r) those certain agreements between the Seller and/or its Affiliates, on the one hand, and Aubrey McClendon and/or his affiliates, on the other hand, constituting the Chesapeake Energy Corporation Founder Well Participation Program; (s) that certain Firm Gas Transportation Agreement for Intrastate Service by and between Enterprise Texas Pipeline LLC and Chesapeake Energy Marketing Inc.; and (t) that certain Gas Gathering Contract Cost of Service – Eagle Ford by and between Seller, Chesapeake Energy Marketing, Chesapeake Operating, Inc. and Mockingbird Midstream Gas Services, L.L.C., dated July 1, 2012.
“Execution Date” has the meaning specified in the introductory paragraph.
“Farmout Agreement” means the Farmout Agreement between the Buyer and the Seller to be entered into at Closing, substantially in the form of Exhibit E.
“Final Statement” has the meaning specified in Section 2.8.
“Financing Sources” means any financial institutions that have committed to provide or otherwise entered into agreements in connection with a Debt Financing in connection with the transactions contemplated hereby and their respective Affiliates, officers, directors, employees and representatives involved in the Debt

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Financing and permitted successors and assigns. Each of the foregoing financial institutions is a “Financing Source”.
“FTC” has the meaning specified in Section 5.9.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Gas Imbalances” means any gas production, pipeline or transportation imbalance attributable to Hydrocarbons produced from the Seller’s interest in a Well or any interests pooled or unitized therewith.
“Gathering Assets” means all of the gathering lines, flow lines, gas lines, gas processing and gathering line compression facilities, processing plants, storage rights and transportation capacity (including downstream transportation capacity), tubing, pumps, motors, gauges, meters, valves, SCADA and other automation equipment and other machinery and equipment constituting part of or comprising the gas gathering systems including all of the rights of way, surface interests, surface lease agreements, surface use agreements, railroad crossings, easements and similar real estate interests related thereto and all contracts, Permits, pipeline and plant imbalances, and Records relating to the ownership, operation or maintenance.
“Governmental Authority” means any national, state, county or municipal government or division thereof, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.
“Holdback Period” has the meaning specified in Section 2.1.11.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.
“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
“Individual Benefit Amount” has the meaning specified in Section 2.1.9.
“Individual Claim” has the meaning specified in Section 10.6.1.
“Individual Defect Threshold” has the meaning specified in Section 2.1.1.

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“Knowledge” of a fact or matter means (a) with respect to the Seller, that the officers and employees of the Seller and/or its Affiliates listed in Schedule 1.2A attached hereto have no actual knowledge that the matter being represented and warranted is not true and accurate and (b) with respect to the Buyer, that the employees of the Buyer listed in Schedule 1.2B attached hereto have no actual knowledge that the matter being represented and warranted is not true and accurate.
“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Lease Owned” means any personal property, equipment or fixture asset in which the Seller owns an interest related to the current operation of a Well or Wells or within a Unit for a Well or Wells which (a) was charged to the joint account of the working interest owners in such Well or Wells or (b) which would have been charged to the joint account of the working interest owners in such Well or Wells if there had been any co-tenants in such Well or Wells.
“Leases” means oil and gas leases, oil, gas and mineral leases, leasehold estates, partial or other interests therein and subleases thereof, operating rights and other rights authorizing the owner thereof to explore for and produce oil, gas or related Hydrocarbons.
“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the Seller’s Net Revenue Interest below that shown on Exhibit A-2.
“Marketing Agreements” means (a) the Crude Oil Purchase Contract between the Buyer and Chesapeake Energy Marketing, Inc. to be entered into at Closing, substantially in the form attached as Exhibit D-1, and (b) the Transaction Confirmation between the Buyer and Chesapeake Energy Marketing, Inc. to be entered into at Closing, substantially in the form attached as Exhibit D-2.
“Material Adverse Effect” means any result, consequence, condition or matter which (a) materially adversely affects the Properties or the operations, rights, results of operations or the value of the Properties taken as a whole, or (b) materially impairs, prevents or delays the Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: (i) any changes, circumstances, effects, events, results, occurrences, or inaccuracies (each an “Event”) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, from general

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developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) an Event that results from any of the transactions contemplated in this Agreement or the public announcement thereof, or (iii) an Event that results from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks.
“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Hydrocarbons produced and saved or sold from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties and/or other non-expense bearing burdens against production.
“Nonconsented Interest” has the meaning specified in Section 2.2.2.
“Non-Core Units” means each of the pooled units and the leasehold retained tracts located outside the Core Area as described in Exhibit A-4.
“NORM” has the meaning specified in Section 5.15.
“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Payout Balances” has the meaning specified in Section 3.11.
“Permits” has the meaning specified in Section 3.6.
“Permitted Encumbrances” means (a) royalties, overriding royalties and other burdens on production to the extent they do not, individually or in the aggregate, reduce the Seller’s Net Revenue Interest or increase the Seller’s Working Interest (without at least a proportionate corresponding increase in the Seller’s Net Revenue Interest) in any Property from that described for the Seller in Exhibit A-2; (b) Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business for sums not yet due or which are being contested in good faith by appropriate proceedings; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, and Hydrocarbon purchase contracts and all of the other Contracts to the extent that such agreements and Contracts do not, individually or in the aggregate, reduce the Net Revenue Interest or increase the Working Interest (without at least a proportionate corresponding increase in the Net Revenue Interest) in any Property from that

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described therefor in Exhibit A-2 and to the extent they will not prevent the future operation or use of the Property in accordance with the development map attached as a part of Exhibit A-2; (e) regulatory authority of Governmental Authorities not presently violated, easements, surface leases and rights, plat restrictions, zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances to the extent they do not adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”); (g) except in circumstances where such rights have already been triggered, conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (h) non-governmental third party consents and preferential rights to purchase; (i) rights of tenants-in-common in and to the Properties to the extent that such rights do not, individually or in the aggregate, reduce the Net Revenue Interest or increase the Working Interest (without at least a proportionate corresponding increase in the Net Revenue Interest) in any Property from that described therefor in Exhibit A-2 and to the extent they will not prevent the future operation or use of the Property in accordance with the development map attached as a part of Exhibit A-2; and (j) all defects or irregularities of title, if any, affecting the Properties, in each case, to the extent that such rights do not, individually or in the aggregate, reduce the Net Revenue Interest or increase the Working Interest (without at least a proportionate corresponding increase in the Net Revenue Interest) in any Property from that described therefor in Exhibit A-2 and which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance; (k) all defects or irregularities (i) arising out of lack of corporate authorization or a variation in corporate name unless the Buyer provides affirmative written evidence that the action was not authorized and will result in another party’s superior claim of title, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings, unless the Buyer provides affirmative evidence that such failure or omission will result in another party’s superior claim of title, (iv) that have been cured by possession under applicable statutes of limitation, or (v) resulting from lack of survey or failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; (l) any provision in a Lease, surface lease, easement or other surface use

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agreement entered into prior to the Effective Time providing a third party with rights to an overriding royalty interest or other burdens or payments triggered by the use of the relevant surface property for drilling or other purposes to the extent that any such lease or agreement does not, individually or in the aggregate, reduce the Net Revenue Interest or increase the Working Interest (without at least a proportionate corresponding increase in the Net Revenue Interest) in any Property from that described therefor in Exhibit A-2 and which does not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance; and (m) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Properties.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“PPR” has the meaning specified in Section 2.2.
“Properties” means all of the Seller’s right, title and interest in and to the following, excluding the Excluded Assets: (a) all Leases, operating rights, working interests and net revenue interests, whether producing or non-producing, described in Exhibit A-1 attached hereto and made a part hereof, TO THE EXTENT AND ONLY TO THE EXTENT such Leases cover lands located within the Core Area and Non-Core Units (the “Real Property Interests”); (b) all wells located upon the Real Property Interests or Units or otherwise used in connection with the ownership or operation of the Properties, including the wells described in Exhibit A-2 (the “Wells”), the PUDs described in Exhibit A-2 and all Lease Owned tangible personal property, equipment, fixtures and improvements, including, but not by way of limitation, all injection wells, salt water disposal facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems including meters and related telemetry on wells, power lines, telephone and communication lines and other appurtenances owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells, to the extent each of the foregoing is Lease Owned; (c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to the Real Property Interests, and all of the Seller’s interest in and to the properties covered or units created thereby which are attributable to

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the Real Property Interests (such interest in such properties or units, collectively, the “Units”); (d) all presently existing and valid Hydrocarbon sales agreements, operating agreements, gathering agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, in each case, to the extent the above agreements cover, are attributable to or relate to the Real Property Interests, Wells, PUDs or any interests pooled, communitized or unitized therewith including those contracts and agreements described on Exhibit C (collectively, the “Contracts”); (e) all Hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time and the proceeds thereof; (f) all easements, surface leases, subsurface leases, permits, licenses, servitudes, rights of way and all other rights and appurtenances situated on or used in connection with the Real Property Interests, Wells, PUDs or any interests pooled or unitized therewith; (g) all rights, benefits and obligations arising from or in connection with any Gas Imbalances as of the Effective Time; (h) to the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests, Wells or PUDs, all of the Seller’s interests in and to all orders, contracts, title opinions and documents, abstracts of title, leases, division of interest statements, participation agreements, and all other agreements and instruments, easements, rights-of-way, licenses, authorizations, permits and similar rights and interests, subject to the rights of third parties; (i) any Lease Owned gathering lines, flow lines, gas lines, gas processing and compression facilities and related assets which are located on the Real Property Interests and utilized in connection with the Wells, including any easements related thereto; (j) the Records; and (k) any and all proceeds actually received by the Seller from third parties and any and all causes of action against third parties, in each case, solely to the extent relating to any Assumed Obligation.
“Proportionate Share” has the meaning in Section 10.2.
“PUDS” means the development locations described in Exhibit A-2.
“Purchase Price” has the meaning specified in Section 2.
“Real Property Interest” has the meaning specified in the definition of Properties.
“Records” means all of the Seller’s and its Affiliates files, records and data (including electronic data) including but not limited to lease files, land files, wells files, division order files, abstracts, title files, engineering and/or production files, maps and Tax and accounting records, in each case, to the extent related to the Real Property Interests, Wells or PUDs and excluding Excluded Assets.
“Required Consent” means a consent by a third party (including a consent under a Contract) that, if not obtained prior to the assignment of a Real Property Interest

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or Well, either (a) voids, nullifies or grants a third party the right to void the Assignment with respect to such Property or (b) terminates the Seller’s interest in the Property subject to such consent; provided, however, "Required Consent" (i) does not include any consent which by its terms cannot be unreasonably withheld (unless the agreement containing such consent requirement provides that any assignment without consent will be ineffective or void or will give the other party thereto the right to terminate such agreement) or any Customary Post-Closing Consent and (ii) does include the two consents set forth on Schedule 2.2.
“Respondent” has the meaning specified in Section 14.2.
“Retained Liabilities” means those liabilities and obligations of the Seller arising from the following: (a) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the Seller’s failure to pay or incorrect payment of any (i) real property, sales, use, occupation, production, personal property, ad valorem and severance taxes attributable or allocable to the Seller’s interest in the Properties (excluding any sales or transfer taxes arising from the transactions contemplated herein and excluding the Assumed Obligations described in subpart (b)(iii) of Assumed Obligations) attributable to periods prior to the Effective Time or (ii) income or franchise Taxes; (b) claims, demands, damages, costs and expenses, obligations or other liabilities with respect to bodily injury or death arising from operations on the Properties prior to the Closing Date, insofar as the claims (or portions thereof) are attributable or allocable to the Seller’s interest in the Properties; (c) all third party claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties prior to the Effective Time, including claims by holders of royalties, overriding royalty interests or other burdens on production that are attributable to periods prior to the Effective Time, but excluding, however, the Environmental Obligations and other obligations specifically assumed by the Buyer under the definition of Assumed Obligations; (d) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the Seller’s interest in any of the Excluded Assets whether attributable to periods before or after the Effective Time; (e) all claims, actions, suits and proceedings set forth on Schedule 3.4, provided, however, with respect to any such lawsuit based on claims for failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder in the Contracts, Real Property Interests Wells or Units comprising a part of the Properties, the Seller shall only be responsible as provided in this Subpart (e) to the extent attributable to actions, omissions, occurrences or conditions occurring prior to the Closing Date; (f) all claims, demands, violations, actions, damages, assessments, penalties, fines, costs, expenses, obligations or other liabilities which are caused by, arise out of, or result from off-site disposal of any substance defined or regulated as a “pollutant,” “hazardous waste,” or “hazardous substance” under any Environmental Law, to the extent that such disposal occurred prior to the Closing Date; and (g) all losses, claims,

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liabilities, demands, costs and expenses with respect to the operation of any of the Properties to the extent arising out of conduct of the Seller as operator of a Property for which other joint working interest owners would have no liability under the applicable joint operating agreement.
“Rig Contracts” means each of the drilling rig Contracts described in Schedule 1.3 attached hereto.
“Seller Indemnified Parties” has the meaning specified in Section 10.3.
“Special Damages” has the meaning specified in Section 15.16.
“Suspended Funds” means funds which the Seller is holding as of the Effective Time which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.
“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
“Title Benefit” has the meaning specified in Section 2.1.9.
“Title Defect” means, as to the Seller’s interest in the Properties listed on Exhibit A-2, any condition that causes the Seller’s title to such Property to be less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)
defects arising out of lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in another party’s superior claim of title;

(b)
defects based on failure to record leases issued by any state or federal governmental body, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located;

(c)	defects based on a gap in the Seller’s chain of title in the county records as to fee leases, unless such gap is affirmatively shown to exist in such

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records by an abstract of title, title opinion or landman’s title chain which documents shall be included in the Defect Notice;

(d)	defects arising out of a lack of a survey, unless a survey is expressly required by applicable Laws;

(e)
defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

(f)
defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable law;

(g)	defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor; and

(h)	an unsubordinated mortgage of the lessor under a lease that is not in default.
“Units” has the meaning specified in the definition of Properties.
“Wells” has the meaning specified in the definition of Properties.
“Working Interest” (or “WI”) means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

1.2
References. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any

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other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2.
Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell and convey to the Buyer all of its right, title and interest in and to the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, the Buyer will pay to the Seller the purchase price of SIX HUNDRED EIGHTY MILLION NINE HUNDRED SEVENTY-THREE THOUSAND THREE HUNDRED TWENTY-FIVE AND NO/100 Dollars ($680,973,325.00), adjusted as set forth herein (the “Purchase Price”). Within two (2) business days after the Execution Date, the Buyer will pay to the Escrow Agent for the benefit of the Seller an earnest money deposit equal to ten percent (10%) of the unadjusted Purchase Price (such amount, together with all interest earned thereon, the “Deposit”). The Escrow Agent shall hold the Deposit in the Escrow Account in accordance with this Agreement and the Escrow Agreement. At Closing, the Deposit will be applied against the Purchase Price, but retained by the Escrow Agent, all in accordance with the provisions of this Agreement and the Escrow Agreement. The Purchase Price will be adjusted as follows:

2.1
Title and Environmental Defects. (a) The Purchase Price will be (i) decreased for the amount of Title Defects and Environmental Defects which individually exceed the Individual Defect Thresholds that, after offsetting all Title Benefits which individually exceed the Individual Benefit Amount, exceed the Aggregate Defect Threshold; or (ii) increased for the amount of Title Benefits which individually exceed the Individual Benefit Amount that, after offsetting all Title Defects and Environmental Defects which individually exceed the Individual Defect Thresholds, exceed the Aggregate Benefit Threshold, in each case, in accordance with this Section 2.1; and, (b) any adjustments to the Purchase Price based on subpart (a) (i) or (ii) hereof will be made by the Parties within sixty (60) days after the end of the Cure Period, except that any adjustment related to matters that are submitted to the Consultants for resolution will be made by the Parties as provided in Section 2.1.10. The Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist (provided that the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Seller, which consent may be granted or withheld by the Seller in its sole discretion, provided that, if the Seller does not consent to the conduct of a Phase II environmental investigation or examination requested by the Buyer with respect to any Property, then at the Buyer’s option such Property will not be sold by the Seller to the Buyer at the Closing and the Purchase Price will be reduced by an amount equal to the Allocated Value thereof). The Buyer agrees to release, indemnify, defend and hold harmless the

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Seller Indemnified Parties from and against all Losses arising from or related to the activities of the Buyer or its employees, agents, contractors and other representatives in connection with such examinations or investigations. The Buyer must deliver to the Seller, on or before 6:00 p.m. Central Daylight Time on or before July 29, 2013 (the “Defect Notice Date”), a written notice specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such Title Defect or Environmental Defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such Title Defect or Environmental Defect and its method of calculating such adjustment, together with data and information evidencing the Buyer’s review of public record or other information proving the existence of such Title Defect or Environmental Defect reasonably necessary for the Seller to verify the existence of the alleged Title Defect or Environmental Defect (“Defect Notice”). The Buyer shall bear the burden of proof to establish each alleged Title Defect or Environmental Defect. Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which the Seller has not been specifically notified in writing by the Buyer by the Defect Notice Date in accordance with the foregoing, shall be deemed to have been waived by the Buyer for all purposes, except with respect to Buyer’s (or Buyer Designee’s, as applicable) rights under the special warranty of title contained in the Assignment and without prejudice to the Buyer’s rights under Section 10.2(a) below. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice of a Title Defect or Environmental Defect under this Section 2.1, the Buyer and the Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

2.1.1
No single Title Defect shall be taken into account unless the value of such defect or benefit is determined to be more than Twenty-Five Thousand Dollars ($25,000.00) and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Fifty Thousand Dollars ($50,000.00) (each an “Individual Defect Threshold”).

2.1.2
No adjustment will be made to the Purchase Price for either uncured Title Defects or uncured Environmental Defects except to the extent that the total of all individual adjustments for uncured Title Defects and uncured Environmental Defects that individually exceed the respective Individual Defect Thresholds (after offsetting any Title Benefits that individually exceed the Individual Benefit Amount) exceed an amount equal to one percent (1%) of the unadjusted Purchase Price in the aggregate (the “Aggregate Defect Threshold”). If the Aggregate Defect Threshold is exceeded by the total of asserted uncured Title Defects and uncured Environmental Defects, each of which individually exceeds the applicable Individual Defect Threshold, after offsetting Title Benefits which individually exceed the Individual Benefit Amount, the Purchase Price will be decreased by the amount of such excess

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above the Aggregate Defect Threshold. With respect to any Title Defects for which an adjustment equal to the entire Allocated Value of the affected Property is made to the Purchase Price hereunder, at the Seller’s option, as a condition precedent to such adjustment, the Buyer will execute and deliver to the Seller an assignment (in substantially the same form as the Assignment) of the Property for which the entire Allocated Value has been credited to the Buyer. With respect to any Environmental Defects for which an adjustment equal to or exceeding the entire Allocated Value of the affected Property is otherwise required to be made to the Purchase Price hereunder, at the Buyer’s option, the Buyer will execute and deliver to the Seller an assignment (in substantially the same form as the Assignment) of such affected Property and, notwithstanding anything in this Agreement to the contrary, the Purchase Price adjustment in respect of such Environmental Defects instead will be limited to the Allocated Value of such affected Property. Any Property reconveyed to the Seller pursuant to this Section 2.1.2 shall be deemed to be an Excluded Asset and, for clarity, shall have reconveyed along with it all Properties of the types listed in subparts (b) through (k) of the definition of “Properties” to the extent (and then only to the extent) such other Properties are located in, on or under, or are used in connection with, or are otherwise attributable to or related to such Property, which other Properties shall also be deemed to be Excluded Assets.

2.1.3
If the alleged Title Defect is based on the Seller owning a Net Revenue Interest in a Property which is less than that shown on Exhibit A-2 for such Property, then a downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value set forth on Exhibit A-2 for such Property by a fraction, the numerator of which is an amount equal to the Net Revenue Interest shown on Exhibit A-2 in such Property less the Net Revenue Interest to which the Seller is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest shown on Exhibit A-2 for such Property. Notwithstanding the foregoing, or the first sentence in Section 2.1.4, if the reduction in the Net Revenue Interest or the increase in the Working Interest in any Well or PUD resulting from a Title Defect is Materially Disproportionate (as defined below), then the downward adjustment to the Purchase Price for such Title Defect shall not be calculated under the preceding sentence or the first sentence in Section 2.1.4, but instead shall be calculated in accordance with the adjustment calculation provided in Section 2.1.7. For purposes of this Agreement, “Materially Disproportionate” means with respect to a Title Defect under this Section 2.1.3 or under Section 2.1.4 (and with respect to any Title Benefit), that the ratio of the actual Net Revenue Interest to the actual Working Interest, after taking the relevant Title Defect (or Title Benefit) into account, represents a decrease of ten percent (10%) or more (as to Title Defects), or an increase of ten percent (10%) or more (as to Title Benefits), when compared to the

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ratio of the Net Revenue Interest to the Working Interest each as set forth in Exhibit A-2 for such Well or PUD.

2.1.4
If the adjustment is based on a Working Interest that is larger than the Working Interest shown on Exhibit A-2, but without a proportionate increase in the Net Revenue Interest, then the downward adjustment is calculated by determining the effective Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such effective Net Revenue Interest and the Working Interest shown on Exhibit A-2 and then calculating the adjustment in the manner set forth in Section 2.1.3.

2.1.5
If the Title Defect is based on a Lien upon a Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such Lien from the affected Property or the Allocated Value of the affected Property.

2.1.6
If the defect claim is based on a liability to remediate or otherwise cure an Environmental Defect related to a Property, then the adjustment is the amount necessary to remediate or otherwise cure such Environmental Defect in the most cost effective manner reasonably available and consistent with common industry practices.

2.1.7
If the Title Defect is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the lesser of the amount necessary to compensate the Buyer at Closing for the adverse economic effect on the affected Property or the Allocated Value of the affected Property.

2.1.8
If a Title Defect or an Environmental Defect is reasonably susceptible of being cured, the Buyer and the Seller agree that (a) the Seller will have the right to cure such defect on or before ninety (90) days after the Defect Notice Date (the “Cure Period”). The Buyer shall provide the Seller, and its representatives, access to the Properties, books and records, after Closing in connection with the Seller’s efforts to cure alleged defects. If the Parties dispute whether a Title Defect or Environmental Defect has been cured, then the matter shall be resolved in a manner described in Section 2.1.10.

2.1.9
If the Seller determines that the ownership of any Property entitles the Seller to a larger NRI or a smaller Working Interest (without a decrease in the NRI that is either proportionate or proportionately greater than such decrease in the Working Interest) than that shown on Exhibit A-2 (a “Title Benefit”), then the Seller shall notify the Buyer of such increase in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each alleged increase it has discovered and a reasonable estimate of the value

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attributable to each (a “Benefit Notice”), provided, however that no Title Benefit shall be taken into account under this Agreement unless the value of such individual benefit is determined to be more than Twenty-Five Thousand Dollars ($25,000.00) (the “Individual Benefit Amount”) and no adjustment will be made to the Purchase Price for Title Benefits except to the extent that the total of all adjustments for Title Benefits that individually exceed the Individual Benefit Amount (after offsetting any Title Defects and Environmental Defects that individually exceed the Individual Defect Thresholds) exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Aggregate Benefit Threshold”). The amount of each Title Benefit shall be determined in the same manner as provided in this Section 2.1 with respect to Title Defects. The Seller shall be deemed to have conclusively waived any Title Benefit of which the Seller fails to notify the Buyer in writing in the manner described in this Section 2.1.9. After taking into account all of the Title Defects that are cured, the remaining value of the Seller’s Title Benefits that individually exceed the Individual Benefit Amount shall be used to further reduce the aggregate Title Defect amount by subtracting such remaining value of the Seller’s Title Benefits that individually exceed the Individual Benefit Amount from the remaining aggregate value of Title Defects that individually exceed the Individual Defect Threshold and then, if there is any Title Benefit value remaining, to the extent exceeding the Aggregate Benefit Threshold as an upward adjustment to the Purchase Price.

2.1.10
If there is a dispute between the Seller and the Buyer involving: (a) Title Defects or Environmental Defects, (b) Title Benefits, (c) the cure of a Title Defect or Environmental Defect, or (d) the value attributable to Title Defects, Environmental Defects or Title Benefits or the adjustment to the Purchase Price with respect thereto, the Seller or the Buyer shall have until the date thirty (30) days after the end of the Cure Period to submit written notice to the other Party that such Party is initiating dispute resolution in accordance with this Section 2.1.10, such notice to describe in reasonable detail the nature and specifics of the dispute. Other than with respect to Buyer’s rights under the special warranty of title contained in the Assignment and under Section 10.2(a) below, the Buyer, with respect to Title Defects and Environmental Defects, and the Seller, with respect to Title Benefits shall be deemed to have conclusively waived: (i) any Title Defect, Environmental Defect or Title Benefit which such Party fails to include in a Defect Notice or Title Benefit notice delivered on or before the Defect Notice Date and (ii) any unresolved Title Defect or Environmental Defect or cure thereof or any unresolved Title Benefit which such Party fails to submit for resolution as provided in this Section by the date thirty (30) days after the end of the Cure Period. This Section 2.1.10 shall be the exclusive method for the resolution of the disputes described in subparts (a), (b), (c) and (d). The matter to be arbitrated shall be submitted to a title attorney (with at least ten (10) years’ experience in oil

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and gas titles involving properties in the state where the applicable Property is located) practicing in the state where the applicable Property is located selected by the Seller and the Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert (with at least ten (10) years’ experience in environmental matters involving properties in the state where the applicable Property is located) selected by the Seller and the Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). In the event the Seller and the Buyer are unable to agree on any Consultant, the Seller on the one hand and the Buyer on the other hand will each appoint one Consultant and the two Consultants so appointed will appoint a third Consultant and the three Consultants so appointed will resolve such matter provided that in no event shall any Consultant have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The cost of each Consultant shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Seller and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, any Consultant may consult with and engage disinterested third parties to advise him, including petroleum engineers or environmental engineers. Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination of the matter submitted based solely on the single written statement of each Party. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Seller and the Buyer and shall be enforceable against the Parties in any court of competent jurisdiction. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid as provided in Sections 2.1.11 and 2.9 hereof. The Consultant(s) shall act as experts for the limited purpose of determining the specific title or environmental dispute presented to them, shall not act as arbitrators, shall not consider, hear or decide any matters except the specific title or environmental disputes presented to them and shall not award damages, interest or penalties to either Party. The Consultants shall not have the powers of the arbitrators under Section 14 and shall not consider any matters that are Arbitrable Disputes.

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2.1.11
The Escrow Balance shall not be distributed at Closing and instead shall be held and disbursed by the Escrow Agent after the Closing in accordance with this Section 2.1.11. Within two (2) Business Days after the Defect Notice Date, the Buyer shall provide the Seller with a written notice of the total amount, if any, of the aggregate Purchase Price adjustment required in accordance with this Agreement in respect of all Title Defects and Environmental Defects alleged in good faith by the Buyer and of which the Buyer has timely notified the Seller in writing pursuant to a conforming Defect Notice as required under Section 2.1 (and, for clarity, after netting the aggregate amount of Title Benefits which individually exceed the Individual Benefit Amount against the aggregate amount of Title Defects and Environmental Defects which individually exceed the Individual Defect Thresholds, and after applying the Aggregate Defect Threshold) (the amount of such aggregate Purchase Price adjustment, if greater than zero, the “Net Asserted Defect Amount”). If the Escrow Balance at such time exceeds the Net Asserted Defect Amount and the Non-Recorded Non-Core Unit Value (as defined below) then outstanding, then the Seller and the Buyer shall promptly execute and deliver to the Escrow Agent a Joint Instruction (as defined in the Escrow Agreement) directing the Escrow Agent to release the amount of such excess to the Seller within three (3) Business Days of its receipt of such Joint Instruction (the “Initial Release”). The Escrow Balance (after the Initial Release, if any) shall, subject to the remainder of this subsection, continue to be held by the Escrow Agent until (i) all such alleged Title Defects and Environmental Defects have been finally resolved or determined pursuant to the terms of this Agreement and (ii) the descriptions of all Non-Recorded Non-Core Units have been prepared and filed of record in accordance with Section 5.14 and Seller has delivered to the Buyer an Assignment of such Non-Recorded Non-Core Units and the Wells relating thereto (such period being the “Holdback Period”).

Following the Initial Release and continuing until the end of the Holdback Period, as each such Title Defect or Environmental Defect allegation is finally cured, resolved or determined (or the claim therefor waived) pursuant to the terms of this Agreement, the Buyer and/or the Seller, as applicable, shall have the right to be paid from the Escrow Balance (and the Seller and the Buyer shall promptly execute and deliver Joint Instructions to the Escrow Agent to effect the same) an amount equal to (i) in the case of such a release to the Buyer, the amount finally determined to be owed to the Buyer in respect of such alleged Title Defect or Environmental Defect, or (ii) in the case of such a release to the Seller, the amount finally determined to be owed to the Seller in respect of such alleged Title Defect or Environmental Defect. If there are remaining Purchase Price adjustments required to be made in the Buyer’s favor in respect of Title Defects and Environmental Defects after the Escrow Account is exhausted, then such amounts shall be promptly paid to the Buyer

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by the Seller, as applicable, as they are finally determined and in accordance with Section 2.1.10 and Section 2.9.
Following the preparation of the description and the recording of any Non-Recorded Non-Core Unit in accordance with Section 5.14, the Seller shall have the right to be paid from the Escrow Balance the Allocated Value associated with the Well(s) in such Non-Recorded Non-Core Unit as set forth on Schedule 2.1.11 hereto and contemporaneously with the delivery by Seller to Buyer of an Assignment of such Non-Core Non-Recorded Unit, the Seller and the Buyer shall promptly execute and deliver a Joint Instruction to the Escrow Agent to release to the Seller the Allocated Value of the Wells associated with such Non-Recorded Non-Core Unit. If there is any Non-Recorded Non-Core Unit for which the description and recording thereof occurs after the Escrow Account is exhausted, then promptly following Buyer’s receipt of notice from the Seller that the description of such Non-Recorded Non-Core Unit has been prepared and filed in accordance with Section 5.14, Seller shall deliver to Buyer an Assignment of such Non-Recorded Non-Core Unit (and associated Well(s)) and contemporaneously therewith the Buyer shall pay the Seller the Allocated Value associated therewith.
If there are any funds remaining in the Escrow Account at the end of the Holdback Period, then the Seller and the Buyer shall promptly execute and deliver a Joint Instruction to the Escrow Agent directing the Escrow Agent to release the remaining Escrow Balance to the Seller within three (3) Business Days of its receipt of such Joint Instruction.

2.2
Preferential Purchase Rights; Required Consents. Within ten (10) Business Days after the Execution Date, the Seller shall use the Allocated Values to provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a third party a right to purchase a Property (or any part thereof) (“PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby (including with respect to the assignment of any of the Properties to a Buyer Designee) and shall send notice letters to each holder of a PPR in accordance with the terms of such PPR. Within ten (10) Business Days after the Execution Date, the Seller shall send letters seeking all consents, including Required Consents, that are applicable to the transactions contemplated hereby, including the assignment of the Properties by the Seller to the Buyer (and the Buyer Designee) but excluding Customary Post-Closing Consents. The Seller shall thereafter use its commercially reasonable efforts to ensure that all Required Consents are promptly granted, and after Closing, Buyer may provide reasonable assistance to Seller to ensure that remaining Required Consents are promptly granted.

2.2.1	If, as of the Closing Date, (a) a holder of a PPR has notified the Seller that it elects to exercise its PPR with respect to the Properties to which its PPR

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applies (determined by and in accordance with the agreement under which the PPR arises), or (b) no waiver, consent or exercise notice has been received by the Seller from the holder of a PPR but the time for exercising such PPR has not expired, then the Properties covered by that PPR, will not be sold to the Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the interest in the Properties subject to such PPR. If, as of the Closing Date, a holder of a Required Consent that is set forth on Schedule 2.2 (a “Subject Required Consent”) (a) has not yet delivered such Subject Required Consent and the time for granting such consent has not expired or (b) has placed additional conditions on the proposed assignee that involve the payment of money, posting of collateral security or the performance of other material obligations by the assignee that would not be required in the absence of the assignment of the Property subject to such Subject Required Consent, then the Seller’s interest in the Property covered by that Subject Required Consent will not be conveyed to the Buyer at Closing (subject to the remaining provision in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of Seller’s interest in the Properties subject to such unobtained Subject Required Consent. If, as of the Closing Date, a holder of a Required Consent that is not a Subject Required Consent (a) has not yet delivered such Required Consent and the time for granting such consent has not expired or (b) has placed additional conditions on the proposed assignee that involve the payment of money, posting of collateral security or the performance of other material obligations by the assignee that would not be required in the absence of the assignment of the Property subject to such Required Consent, then the Seller’s interest in the Property covered by that Required Consent will not be conveyed to the Buyer at Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.2.2, adjustments to the Purchase Price with respect to such Property will still be made pursuant to Sections 2.3, 2.5 and 2.6, with respect to such Property, and the Purchase Price will not be reduced as a result of such non-conveyance.

2.2.2
During the one (1) year period after the Closing Date if Properties (or portions thereof) were excluded from the Properties sold to the Buyer at the Closing (i) due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of such Properties is not or cannot be consummated with the holder of such PPR that exercised such PPR and the Seller is thereby permitted to transfer such Properties (or portions thereof) to the Buyer pursuant to the terms of such PPR or (ii) due to the Seller having not received a waiver, consent or exercise notice from the holder of a PPR and the time for exercising such PPR had not expired as of the Closing Date, and if the Seller subsequently receives such a waiver or consent, or if the Seller does not receive an exercise notice from the holder of the PPR within the period for exercising such PPR, then in each such case the Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such

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notice, the Seller shall sell, assign, and convey to the Buyer (and/or the Buyer Designee, as applicable) and the Buyer shall (and/or shall cause the Buyer Designee, as applicable to) purchase and accept from the Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Properties, subject to adjustments in accordance with Sections 2.3, 2.5 and 2.6. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to obtain a Subject Required Consent in accordance with Section 2.2.1, and if such Subject Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the date one (1) year after the Closing Date, the Seller shall so notify the Buyer and within three (3) Business Days after the Buyer’s receipt of such notice, the Seller shall assign and convey to the Buyer (and/or the Buyer Designee, as applicable) and the Buyer shall (and/or shall cause the Buyer Designee, as applicable to) accept from the Seller such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Properties, subject to adjustments in accordance with Sections 2.3, 2.5 and 2.6. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to obtain a Required Consent other than a Subject Required Consent in accordance with Section 2.2.1, and if such Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the date one (1) year after the Closing Date, the Seller shall so notify the Buyer and within ten (10) Business Days after the Buyer’s receipt of such notice, the Seller shall assign and convey to the Buyer (and/or the Buyer Designee, as applicable) and the Buyer shall (and/or shall cause the Buyer Designee, as applicable to) accept from the Seller such Properties pursuant to the terms of this Agreement. As between the Buyer and the Seller, with respect to any Property for which a Required Consent other than a Subject Required Consent has not been obtained by the Closing, (i) the Seller shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (ii) the Buyer shall pay any costs and expenses associated with that Property, and (iii) the Seller shall pay the Buyer any revenues associated with such Property. If any Required Consent other than a Subject Required Consent has not been received or deemed received on or before the one (1) year anniversary of the Closing Date, (i) the Seller shall no longer hold such Property (a “Nonconsented Interest”) as nominee for the Buyer, and each Party shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including the Allocated Value and all other amounts of any adjustments pursuant to Sections 2.3, 2.5 and 2.6 with respect to such Nonconsented Interest) or otherwise paid in respect of such Nonconsented Interest during the period of time following the Closing up until such Nonconsented Interest is deemed to be an Excluded Asset, (ii) such Nonconsented Interest will be deemed not to have been conveyed to the Buyer hereunder and (iii) such Nonconsented Interest shall be an Excluded Asset; provided, however, that with respect to any such Nonconsented Interest

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with respect to which the Required Consent provides that such consent cannot be unreasonably withheld or similar language, the Seller will have the election to assign such Nonconsented Interest to the Buyer and provide the Buyer with an indemnity against the loss of such Nonconsented Interest and any loss or expense paid by the Buyer which results from any action by the holder of such Required Consent to invalidate the Nonconsented Interest as a result of the failure to obtain such consent.

2.2.3
Properties excluded pursuant to this Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1 and will be Excluded Assets, unless and until such Properties are conveyed to the Buyer after Closing pursuant to this Section 2.2.

2.3
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of the Seller’s aggregate wellhead Gas Imbalances as of the Effective Time multiplied by $1.50 per mcf (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline Gas Imbalances attributable to the Seller or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).

2.4
Casualty Loss. If, after the Effective Time but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close and such Casualty Loss shall be treated as a downward Purchase Price adjustment equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss; provided that if the amount of such Casualty Loss exceeds the Allocated Value of the Property affected by such Casualty Loss, then the Buyer may elect to exclude such affected Property from the Property assigned to the Buyer at Closing and the Purchase Price shall by reduced by the Allocated Value of such affected Property.

2.5
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by the Seller at the Effective Time that is credited to the Properties, such value to be the current market price at the Effective Time, less taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures paid in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and expenses billed under applicable operating agreements and in the case of wholly owned properties where a joint operating agreement may not exist, overhead rates consistent with those charged by the Seller on other wells in the area) by or on behalf of the Seller and attributable to the period on or after the Effective Time, excluding, however, (i) any costs and expenses incurred or paid by the Seller to cure or remediate

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any Title Defect or any Environmental Defect or to remedy any breach of this Agreement by the Seller and (ii) any costs incurred or paid by the Seller to repair or restore any Property affected by a Casualty Loss; (c) the Initial Farmout Well Costs, as set forth in Section 5.13; (d) the positive amount, if any, by which the aggregate amount of all costs and expenses incurred prior to the Effective Date relating to the development of the Wells listed in Schedule 2.5 paid by the Seller (including any prepayments) exceeds the aggregate Allocated Values of such Wells; and (e) any other amount agreed upon by the Buyer and the Seller.

2.6
Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds actually received by the Seller from the sale of Hydrocarbons, produced from and after the Effective Time, from the Properties (net of (i) royalties and other burdens on production, (ii) marketing fees in effect as of the Effective Time or as approved in accordance with Section 5.2 and (iii) production, severance and similar taxes and assessments measured by or payable out of production; provided, that on oil the amount shall be the amount paid by the purchaser to the Seller); (b) the amount equal to all unpaid real property, use, occupation, ad valorem, personal property, production and severance taxes (excluding franchise, margin, income or similar taxes) and assessments based upon or measured by the ownership of the Properties or the production of oil, gas or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties in accordance with GAAP prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such taxes and assessments for the immediately preceding calendar year, or, if such taxes or assessments are assessed on other than a calendar year basis, for the tax period last ended; (c) the amount of any proceeds received by the Seller from the sale between the Effective Time and the Closing of any machinery and equipment included in the Properties unless such machinery or equipment is replaced with suitable replacement machinery or equipment the costs of which are not used to increase the Purchase Price pursuant to Section 2.5; (d) the positive amount, if any, by which the aggregate Allocated Value of the Wells listed in Schedule 2.5 exceeds the aggregate amount of all costs and expenses incurred prior to the Effective Date relating to the development of such Wells paid by the Seller (including any prepayments); and (e) any other amount agreed upon by the Buyer and the Seller.

2.7
Closing Date Estimates. On or before three (3) Business Days prior to the Closing Date, the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement (except for adjustments under Section 2.1, which shall be determined pursuant to Section 2.1 and paid pursuant to Sections 2.1.11 and 2.9) and showing the calculation of such adjustments. If Buyer disputes any items in the Closing Statement, the Buyer shall so notify the Seller within one (1) Business Day prior to the Closing Date and the Seller and the Buyer shall use their commercially reasonable

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efforts to agree upon the Closing Statement, provided that in the event the Buyer and the Seller cannot reach agreement prior to the Closing with respect to any item, the Closing Statement as submitted by the Seller shall control with respect to such item. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

2.8
Final Accounting. On or before ninety (90) days after the Closing Date, the Seller (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except for adjustments under Section 2.1, which shall be determined pursuant to Section 2.1 and paid pursuant to Sections 2.1.11 and 2.9) (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, the Buyer will deliver to the Seller a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to the Seller within that period, the Final Statement as delivered by the Seller will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If the Buyer delivers an exception report, as soon as reasonably practicable, but in no event later than fifteen (15) days after the Seller receives the Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within thirty (30) days after the Seller’s receipt of the Buyer’s exception report, either the Seller or the Buyer will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Seller and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the disputes in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement and the Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, shall not consider, hear or decide any matters except the specific Final Statement disputes presented and shall not award damages, interest or penalties to either Party. The Accounting

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Referee shall not have the powers of the arbitrators under Section 14 and shall not consider any matters that are Arbitrable Disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties and the aggregate amount due to either the Buyer or the Seller pursuant to such Final Statement will be paid in accordance with Section 2.9.

2.9
Purchase Price Proration; Payments. The Purchase Price as adjusted at Closing will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by the Seller to the Buyer in writing) for the account of the Seller. Payments to be made following the Closing under this Section 2 shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

2.10
Purchase Price Allocation. The Purchase Price (plus Assumed Obligations, to the extent properly taken into account under the Code) will be allocated among the Properties for applicable Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate), based upon the relative fair market value of such Properties.

2.10.1
Within the later of (i) ninety (90) days after the Closing Date and (ii) thirty (30) days following the final determination of the Purchase Price pursuant to Section 2.8, but in no event later than ninety (90) days before the first due date of a Tax Return of any Party or its Affiliates that reflects the purchase or sale, the Buyer will provide to the Seller a draft Purchase Price allocation for the Seller’s review. The Seller shall have thirty (30) days after the receipt of the draft allocation to propose any changes to the Buyer’s draft. The Buyer and the Seller will reasonably cooperate to promptly resolve any disputes with respect to the allocation. If the Parties are unable to resolve any disputed item in the allocation within twenty (20) days after Buyer’s receipt of the Seller’s proposed changes, the Parties will submit any such remaining disputed items to the Accounting Referee who will act as an expert for the limited purpose of determining only those items in dispute. All fees and expenses relating to the work to be performed by the Accounting Referee will be borne equally by the Buyer and the Seller. Within thirty (30) days following submission to the Accounting Referee, the Accounting Referee will prepare and deliver a written determination to the Parties with respect to the allocation (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Referee by the Parties).

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The allocation agreed to by the Buyer and the Seller or determined by the Accounting Referee shall become the final allocation (the “Allocation”).

2.10.2
In the event there is an adjustment to the Purchase Price after the Allocation has been determined, the Allocation will be revised in accordance with the methodology set forth in this Section 2.10 to reflect such adjustments (the “Revised Allocation”). The Allocation or Revised Allocation will be final, binding and conclusive on the Parties as to such disputed items.

3.	The Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer as to itself as of the date of this Agreement, as follows:

3.1
Organization, Good Standing, Etc. The Seller is duly formed, validly existing and in good standing under the laws of the State of Oklahoma. The Seller is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business is conducted by the Seller or the character of the assets owned, leased or used by the Seller makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

3.2
Legal Requirements. The Seller has all requisite power to own, lease and operate the Properties as now being operated by the Seller and holds all required licenses for carrying on all operations with respect to the Properties as now being carried on by the Seller, except where any such failure would not have a Material Adverse Effect.

3.3
No Breach. Except as disclosed in Schedule 3.3, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation or would give rise to a right of cancellation or acceleration under any term or provision of the Articles of Organization or any other governing document of the Seller or any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which the Seller is a party or by which the Seller or its interest in any of the Properties is bound; (b) violate, conflict with or constitute a breach of any Law applicable to the Seller or by which the Seller or its interest in any of the Properties is bound; or (c) result in the creation, imposition or continuation of any Lien on or affecting the Seller’s interest in the Properties, except for Permitted Encumbrances.

3.4
Litigation. Except as disclosed in Schedule 3.4, there is no action, suit or proceeding pending or, to the Seller’s Knowledge, threatened in writing (a) against the Seller involving its interest in or operation of the Properties or (b) that would reasonably be expected to impair the Seller’s ability to perform its obligations under this Agreement or any Transaction Document. Except as disclosed in Schedule 3.4, there is no proceeding, charge or audit pending, or to the Seller’s Knowledge threatened,

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before or by any Governmental Authority with respect to the Seller’s interest in the Properties or which question the validity of this Agreement or any other action taken or to be taken in connection herewith.

3.5
Taxes. Except as disclosed in Schedule 3.5, (a) to the Seller’s Knowledge, all Taxes and assessments based on or measured by the Seller’s ownership of property comprising its interest in the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears; and (b) none of the Seller’ s interest in the Properties is subject to tax partnership reporting for federal income tax purposes effective for the taxable period including the Closing Date. There will be no adverse tax consequences to the Buyer as result of the parties to any tax partnership not electing out of such tax partnership or not making a distribution of the assets from such tax partnership.

3.6
Permits. On the Closing Date, to the Seller’s Knowledge, the Seller will have all licenses, orders, franchises, registrations and permits of all Governmental Authorities required to permit the operation of the Properties as presently operated by the Seller (the “Permits”) and each will be in full force and effect and will have been duly and validly issued. To the Seller’s Knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except those Permits issued in the name of the Seller that are not transferable under applicable law. To the Seller’s Knowledge, on the Closing Date, there will be no outstanding violation of any of its Permits singly or in the aggregate that would have a Material Adverse Effect.

3.7
Compliance with Laws. During the period that the Seller or its Affiliates have operated any Properties and, to the Seller’s Knowledge, during the period any third party has operated any Properties, those Properties have been operated in compliance with the provisions and requirements of all applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit in connection with the Properties. The Seller has not received any written notice from a Governmental Authority regarding the actual or alleged violation of any applicable Law (excluding Environmental Laws) with respect to the Seller’s operation of the Properties.

3.8
Contracts. The Seller has listed in Schedule 3.8 the following Contracts (excluding joint operating agreements and oil, gas and mineral leases): (a) all joint venture, partnership, non-competition, area of mutual interest, purchase and/or acquisition agreements and with respect to which any terms remain executory which materially affect any of its interest in the Properties; (b) all Hydrocarbon purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts, contracts that contain calls upon or options to purchase Hydrocarbons, contracts that contain a dedication of Hydrocarbons and all similar

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contracts affecting its interest in any of the Properties which are not, by the terms thereof, subject to termination upon ninety (90) days or less notice; (c) all Contracts with Chesapeake Oilfield Services Group or Affiliates of the Seller which will be binding on the Properties after Closing and which cannot be terminated by the Buyer upon ninety (90) days or less notice; (d) any Contract included in the Properties that constitutes a lease under which the Seller is the lessee of real, immovable, personal or movable property that (i) cannot be terminated by the Seller without penalty upon ninety (90) days or less notice and (ii) involves an annual base rental of more than One Hundred Thousand Dollars ($100,000); (e) all Contracts that are not otherwise disclosed pursuant to the other subparts of this Section that can reasonably be expected to result in aggregate expenditures by the Seller of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent calendar year; and (f) all production payments or net profits interests burdening its interest in any of the Properties. The contracts listed on Schedule 3.8 affecting its interest in the Properties are in full force and effect and the Seller has not, and to the Seller’s Knowledge, no other party is in default thereunder. The Seller has neither given to nor received from any third party any notice of any action or intent to terminate or materially amend any such contract. The Seller has made available to the Buyer complete copies of all contracts listed on Schedule 3.8 and all amendments thereto.

3.9
Planned Future Commitments. As of the Execution Date, except for the matters disclosed in Schedule 3.9, the Seller is not legally obligated for any future commitments that could reasonably be expected to require an expenditure by the Seller in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (net to the Seller’s interest) relating to any of the Properties after the Execution Date.

3.10	Environmental and Safety Matters. Insofar as it pertains to the Seller’s interest in the Properties, except as disclosed in Schedule 3.10:

3.10.1
To the Seller’s Knowledge, the Properties have been operated in material compliance with all applicable Environmental Laws and with all terms and conditions of all environmental permits, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.10.2
There are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings relating to an alleged breach of Environmental Laws on or with respect to the Properties, and the Seller has not received any notice of any environmental or health or safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding relating to the Properties (an “Environmental Claim”) or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

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3.10.3
To the Seller’s Knowledge, no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law.

3.11
Payout Balances and Take or Pay. The Payout Balance for each Well is properly reflected in Schedule 3.11A as of the respective date(s) shown thereon. “Payout Balance(s)” means the status, as of the dates of the calculations, of the recovery by the Seller or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of the Seller therein will be reduced or the working interest therein will be increased when such amount has been recovered. To the Seller’s Knowledge, except as is disclosed in Schedule 3.11B as of the respective dates shown thereon the Seller has not received any notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from the Properties, nor has the Seller received any payments for production which are subject to refund or recoupment out of future production.

3.12
Reversionary Interests. Except as indicated on Exhibit A-2, the Properties are not subject to any back-in or similar rights, the exercise of which would reduce the Seller’s Net Revenue Interests in the Properties to less than the Net Revenue Interests set forth in Exhibit A-2.

3.13
Wells. Except as disclosed in Schedule 3.13: (a) all of the Wells operated by the Seller or its Affiliates, and to the Seller’s Knowledge all other Wells, have been drilled and completed, or are being drilled and completed, within the boundaries of the Real Property Interests or within the limits otherwise permitted by applicable law; and (b) no Well operated by the Seller or its Affiliates, and to the Seller’s Knowledge no other Well, is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time.

3.14
Authority. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and all Transaction Documents required to be executed and delivered by the Seller at Closing will be, duly executed and delivered by the Seller; and this Agreement is, and all Transaction Documents required to be executed and delivered by the Seller at Closing will be, legal, valid and binding with respect to the Seller and enforceable

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in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

3.15
Broker’s or Finder’s Fees. The Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or agent’s commissions in respect of the transactions contemplated by this Agreement for which the Buyer or its Affiliates will have any responsibility whatsoever.

3.16	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Seller’s Knowledge threatened against the Seller or any Affiliate of the Seller.

3.17
Preferential Rights of Purchase and Consents to Assign. Except as disclosed in Schedule 3.17A and compliance with the restrictions imposed by the HSR Act, no interest of the Seller in a Property is subject to any preferential right of purchase, right of first refusal or other agreement which gives a third party the right to purchase any interest of the Seller in a Property (or any part thereof). Schedule 3.17B sets forth all Required Consents of any third party to the sale and conveyance of the Seller’s interest in the Properties as provided for in this Agreement.

3.18
Gas Balancing. Except as disclosed in Schedule 3.18 as of the respective date(s) shown thereon, the Seller has no obligation to deliver gas (or cash in lieu thereof) from its interest in the Properties to other owners of interest as a result of past production by the Seller or its predecessors in excess of the share to which they are entitled, nor any right to receive deliveries of gas (or cash in lieu thereof) with respect to its interest in the Properties from other owners of interest as a result of past production by the Seller or its predecessors of less than the share to which they were entitled.

3.19
Royalties. Except as described on Schedule 3.19, all oil and gas production proceeds payable by the Seller to others from the Wells have been disbursed and all delay rentals payable by the Seller with respect to the Properties have been paid (in each case) in accordance with all of the terms and conditions of the applicable leases, other contracts and applicable Law; provided that if such proceeds have not been so disbursed, then such proceeds are being properly held in accordance with applicable Law or Contract in suspense or contested in good faith in the Ordinary Course of Business.

3.20
Joint Operating Agreements. No joint operating agreement affecting the Seller’s interest in the Properties contains material non-standard terms or provisions or imposes material restrictions on the operation or development of the Properties such that the Properties could not be operated or developed under such agreement as currently written in accordance with the general custom and practice in the same general geographical location as the Properties.

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3.21
Plugging and Abandonment. Except as set forth on Schedule 3.21, there is no well that constitutes a part of the Properties in respect of which the Seller has received an order from any Governmental Authority requiring that such well be plugged and abandoned.

4.	Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date of this Agreement:

4.1
Organization and Standing. The Buyer is duly formed and in good standing under the laws of the State of Delaware. The Buyer has the power and authority to acquire and own the Properties and to conduct business in each state where any of the Properties are located.

4.2
Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Neither the certificate of incorporation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer’s execution and consummation of this Agreement.

4.3
No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to the Buyer (other than restrictions imposed by the HSR Act), which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4
Authorization. The Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and all Transaction Documents required to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by the Buyer; and this Agreement is, and all Transaction Documents required to be executed and delivered by the Buyer at Closing at Closing will be, legal, valid and binding with respect to the Buyer and enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

4.5
Non-Contravention. The consummation by the Buyer of the transactions contemplated hereby for its consummation will not (a) violate any provision of the certificate of incorporation or any other governing document of the Buyer, (b) violate, conflict with or constitute a breach of any Law applicable to the Buyer, or (c) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation,

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acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in the Seller incurring any loss or liability therefrom.

4.6
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except the filing and other requirements of the HSR Act, and any Customary Post-Closing Consents.

4.7
Litigation, Etc. There are no actions, proceedings, or investigations pending, or to the Buyer’s knowledge, any basis or threat thereof, which question the validity of this Agreement, any Transaction Document or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Buyer.

4.8
Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees or agent’s commission in respect of this Agreement for which the Seller or its Affiliates will have any responsibility whatsoever.

4.9
Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Knowledge of the Buyer threatened against the Buyer or any Affiliate of the Buyer.

4.10	Qualifications. The Buyer has (and the Buyer Designee will have prior to Closing) received all qualifications from all applicable Governmental Authorities to own and operate the Properties.

4.11
Funding; Investment. The Buyer has available or will have available (through cash on hand or existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties, and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Seller has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement. Except pursuant to Section 10.2, the Seller shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Seller that is not contained in this Agreement or the Schedules attached hereto. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Law.

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5.	Covenants. The Seller and the Buyer hereby covenant and agree to perform the following:

5.1
Access to Information. Insofar as related to the Properties, the Seller will give the Buyer and the Buyer’s agents and representatives, reasonable access to the Properties and reasonable access to, and the right to copy (at Buyer’s expense), all of the Records of the Seller and the Seller agrees to cause its officers and employees to furnish the Buyer and the Buyer’s agents and representatives with such operating data and other information with respect to the Properties as the Buyer, its agents and representatives from time to time reasonably request; provided, however, that any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of the Seller. The Seller shall not be required to provide any of the foregoing information to the extent that the Seller is prohibited by any Third Party agreement from sharing such information with the Buyer, and for which no consent to share such information with the Buyer is obtained following reasonable efforts to obtain (at no cost to the Seller) such consent. Prior to the Closing, the Buyer shall hold all information or data provided or made available by the Seller confidential in accordance with the Confidentiality Agreement (as if such Confidentiality Agreement covered the Properties and transactions contemplated hereby) and shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to Closing, the Buyer shall return to the Seller (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data. In the event Closing occurs, the Parties agree that the Confidentiality Agreement will terminate as of Closing and have no further effect.

5.2	Conduct of Business. From and after the Execution Date until Closing, without the prior written consent of the Buyer:

5.2.1
The Seller will pay, when due, all expenses, Taxes, revenues, royalties, overriding royalties and other obligations with respect to the Properties incurred prior to and due and owing for periods prior to the Closing Date.

5.2.2
The Seller will take any and all actions necessary to ensure that the Properties are free and clear of all Liens as of the Closing except for Permitted Encumbrances and Liens for which there will be an adjustment to the Purchase Price.

5.2.3
The Seller will cause the Properties to be maintained in accordance with the terms and conditions of the applicable Leases and Contracts and applicable laws and regulations and consistent with past practices.

5.2.4
The Seller will not (a) convey, encumber, abandon or otherwise dispose of any part of the Properties, other than (i) the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business, or (ii) sales in accordance with applicable PPRs or applicable area of mutual interest

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agreements; or (b) grant to any Person any new consent to assign right or preferential purchase right, in each case, with respect to the transfer of any Property.

5.2.5
The Seller will not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the future use, ownership or operation of any of the Properties in any material respect.

5.2.6
The Seller will not, except in the event of an emergency or as set forth in Schedule 3.9, (a) enter into any agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in Schedule 3.8 attached to this Agreement, or materially amend or change the terms of such agreement, contract or commitment or any Contract listed on Schedule 3.8 or waive any material rights under any such agreement or any Contract listed on Schedule 3.8; or (b)(i) propose any new drilling, reworking, or similar operations with respect to the Properties or (ii) elect to participate or not to participate in any new drilling, reworking, or similar operation reasonably anticipated to require future capital expenditures by the new owner of the Property to be incurred in excess of One Hundred Thousand ($100,000), in each case, without first consulting with the Buyer and attempting in good faith to reach a mutually acceptable agreement with the Buyer regarding such agreement, contract, commitment, operation or election.

5.2.7
The Seller and its Affiliates will not voluntarily resign as operator with respect to any Property currently operated by the Seller or its Affiliates, except in connection with the disposition of such Property pursuant to the exercise of any PPR.

5.2.8
The Seller will maintain, or use its reasonable efforts to cause to be maintained, all Permits and other authorizations of Governmental Authorities necessary for the ownership and operation of the Properties by the Seller.

5.2.9
The Seller will use commercially reasonable efforts to give written notice to the Buyer as soon as practical of the Seller obtaining Knowledge of (a) the receipt by the Seller of any written notice of any material breach by the Seller with respect to any Contract set forth on Schedule 3.8 or Real Property Interest, or (b) the receipt by the Seller of any new written claim for material damages or any new suit, action or litigation made by or against the Seller or its Affiliates with respect to the Properties.

5.3
Consents and Operations. From and after the date of this Agreement, the Seller will use reasonable efforts to obtain the consents or approvals that may be required of it in order to consummate the transactions contemplated by this Agreement. From and after the Closing, the Seller shall cooperate with the Buyer to send notices to co-owners of those Properties that the Seller currently operates indicating that the Seller

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is resigning as operator, effective upon the consummation of the Closing and recommending that the Buyer be elected as successor operator.

5.4
Conditions. The Buyer and the Seller will use their respective reasonable commercial efforts to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement applicable to such Party to be satisfied and performed, whether prior to or after the Closing.

5.5
Accounting. The Seller will (without obligation to incur any third party expense) cooperate with and assist the Buyer after Closing in the transition of the joint interest billing and revenue disbursement accounting for the Properties and will take such actions as may be reasonably required with respect thereto.

5.6
Post- Closing Revenues. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) the Seller receives production or other revenues attributable to any of the Properties for any periods from and after the Effective Time that (in each case) were not accounted for in the Closing Statement or the Final Statement, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and will pay any such amounts due to such Party within thirty (30) days after receipt.

5.7
Revenues and Expenses. For all purposes including the Purchase Price adjustments under Section 2 of this Agreement, the Seller and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Properties before the Effective Time will be borne by the Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of the Seller and all expenses incurred in the operation of the Properties from and after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time will be the property of the Buyer. Real property, sales (excluding any sales or transfer taxes arising from the transactions contemplated herein), use, occupation, ad valorem, severance, production and personal property Taxes on the Properties will be prorated between the Seller and the Buyer as of the Effective Time, with the portion of any such tax that is allocable to the taxable period that is deemed to end as of the Effective Time determined: (i) in the case of real property, use, occupation, ad valorem and personal property Taxes, based on the number of days of the taxable period included in the period ending immediately prior to the Effective Time and (ii) in the case of severance and production Taxes, as though the taxable period terminated at the close of business on day immediately prior to the Effective Time. For the avoidance of doubt: (a) the Buyer agrees to pay to the Seller any refund (net of all applicable expenses) received by the Buyer or its Affiliates, without interest (other than any interest paid by the relevant Tax authority with respect to such refund),

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in respect of any Taxes with respect to the Properties for a period ending prior to the Effective Time; and (b) the Seller agrees to reimburse the Buyer for any Taxes paid by the Buyer or its Affiliates with respect to the Properties for a period ending prior to the Effective Time (excluding any sales or transfer taxes arising from the transactions contemplated herein and excluding the Assumed Obligations described in subpart (b)(iii) of Assumed Obligations).

5.8
Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 2.8, the Seller will deliver to the Buyer the Suspended Funds along with an “Excel” spreadsheet containing the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties; provided that, the Seller will retain all responsibility and liability for (a) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Funds accruing prior to the Effective Time and (b) penalties and interest, if any, attributable to the Suspended Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. If the Buyer determines that any such penalties or interest are due to the respective suspense account owner or any state under such statutes, it shall so notify the Seller and if the Seller fails to promptly reimburse such sums to the Buyer, then the Buyer shall return to the Seller the Suspended Funds in such account that existed as of the Effective Time, and the Seller shall thereupon assume all obligations for the final payment and settlement of any such claims and accompanying Suspended Funds.

5.9
HSR Act. In the event the Parties determine that filings by the Parties are required under the HSR Act, within five (5) Business Days following the execution by the Buyer and the Seller of this Agreement, the Buyer and the Seller will each prepare and simultaneously file with the Antitrust Division of the U. S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. The Buyer and the Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Buyer and the Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with the Buyer’s and the Seller’s compliance with the HSR Act. The Buyer and the Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of the Seller and the Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with

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any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the filings made pursuant to this Section 5.9 shall be borne by the Party responsible for such filing fees under the HSR Act.

5.10
Transition Services. Promptly following the Execution Date, the Seller and the Buyer shall use their commercially reasonable efforts to agree upon transition services to be provided by the Seller (and/or its Affiliates) to the Buyer for a reasonable period of time following the Closing and the Seller and the Buyer shall enter into a mutually agreeable transition services agreement at the Closing.

5.11
Prepayments. Within five (5) Business Days after the Final Statement becomes final, the Seller will return to the applicable co-owners the amount of any prepayments made by such co-owners of the Properties that have not been applied in accordance with the terms of the receipt of such prepayments.

5.12
Rig Contract Assignments. With respect to any rig that is the subject of a Rig Contract and that is either idle or being used by the Seller or its Affiliates for drilling or other operations on the Properties as of the Closing, the Seller and the Buyer will enter into an Assignment with respect to the Rig Contract applicable to such rig at Closing. With respect to any rig that is the subject of a Rig Contract and that is being used by the Seller or its Affiliates for drilling or other operations on properties other than the Properties as of the Closing, the Seller and the Buyer will enter into an Assignment with respect to the Rig Contract applicable to such rig on the earlier of (a) the date that the Buyer takes possession of such rig and (b) September 30, 2013 (provided that if as of September 30, 2013 the applicable rig is still being used by the Seller or its Affiliates for drilling or other operations on properties other than the Properties, then the date upon which such rig is no longer being so used).

5.13
Initial Farmout Wells. Attached hereto as Schedule 5.13A is a description of certain pooled units and leasehold retained tracts located outside the Core Area and that are separate from the Non-Core Units (the “Initial Farmout Units”); attached hereto as Schedule 5.13B is a description of all of the oil, gas and mineral leases owned by the Seller that contribute to the Initial Farmout Units (the Seller’s interest in such leases, the “Initial Farmout Leases”); and attached hereto as Schedule 5.13C is a list of wells drilled by the Seller within the Initial Farmout Units (the Seller’s interest in such wells, the “Initial Farmout Wells”). The Parties agree as follows: (a) effective as of the Closing, the Initial Farmout Wells and solely those portions of the Initial Farmout Leases that comprise the Initial Farmout Units shall be deemed to be subject to a farmout agreement, the terms and conditions of which shall be the same as those set forth in the Farmout Agreement (mutatis mutandis and except as otherwise specifically set forth in this Section 5.13), with the Buyer as “Operator” thereunder; (b) subject to Section 5.10, at the Closing, the Seller shall turn over operations of the Initial Farmout Wells to the Buyer and, at such time as an assignment with respect to each Initial Farmout Well is due to the Buyer under the Farmout Agreement, the Seller shall execute and deliver to the Buyer assignments covering

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the Initial Farmout Leases solely to the extent they lie within the boundary of the Initial Farmout Unit for such Initial Farmout Well in the same form of assignment prescribed by the Farmout Agreement; (c) subject to Section 5.10, from and after the Closing, the Initial Farmout Wells shall be subject to all of the same rights, terms and conditions contained in the Farmout Agreement applicable to the Option Test Wells and accordingly governed by the same provisions as contained therein including the applicable JOA as provided therein; and (d) the Buyer shall reimburse the Seller for all costs paid by the Seller in the drilling, completing, setting of surface equipment, producing, operating and maintaining such Initial Farmout Wells (“Initial Farmout Well Costs”). Within the Closing Statement, the Seller shall provide the Buyer with a statement of the Initial Farmout Well Costs and, at Closing, the Buyer shall reimburse the Seller for such Initial Farmout Well Costs. Periodically during the six (6) months immediately following Closing, the Seller shall provide the Buyer with appropriate updates and revisions to the Initial Farmout Well Costs and upward or downward adjustments to such Initial Farmout Well Costs shall be made between the Parties as of the final day of the third and sixth months following the Closing and thereafter, to the extent necessary thereafter, as the Parties agree. At the time the Parties agree that all such costs have been accounted for, a final statement of such costs (“Final Costs”) shall be rendered by the Seller and provided to the Buyer, at which time any final adjustments shall occur. In the event there is a dispute related to the Final Costs, either Party shall have the right to refer such dispute for resolution to an Accounting Referee in the manner provided in Section 2.8 above. Each Initial Farmout Well shall be drilled and/or completed without cost or expense to the Seller, with due diligence, in a workmanlike manner and in accordance with good oil field practices to the Objective Depth (as defined in the Farmout Agreement).

5.14
Certain Retained Tract Assignments. For those Wells where the applicable Non-Core Unit pertaining thereto on Exhibit A-4 has not been filed of record (as indicated on such Exhibit by the absence of recording information and/or the notation “Pending”), the Parties agree that in the event that such Non-Core Units have not been filed of record prior to the Closing (each, a “Non-Recorded Non-Core Unit”), then, notwithstanding anything to the contrary herein, the Assignment delivered at Closing shall not cover any such Non-Recorded Non-Core Unit and the associated Well(s) relating thereto and the Allocated Value thereof shall be considered part of the Deposit (and after Closing, the Escrow Balance) that will continue to be held by the Escrow Agent post-Closing pursuant to Section 2.1.11 hereof. After Closing, Seller shall use its reasonable efforts to promptly prepare, in accordance with the applicable Leases and all Laws, and file of record the description of the acreage to be included within each Non-Recorded Non-Core Unit. Within 2 Business Days following such filing, simultaneously with delivery of the Joint Instruction to the Escrow Agent pursuant to Section 2.1.11, the Seller shall provide to the Buyer a copy of such filing and the Seller will deliver to the Buyer an Assignment of such Non-Recorded Non-Core Unit and be entitled to the Allocated Value of the Well(s) associated with such Non-Core Unit in accordance with Section 2.1.11.

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5.15	Limitations on Representations and Warranties.

5.15.1
EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE SELLER’S CERTIFICATE DELIVERED PURSUANT TO SECTION 6.5 AND THE SELLER’S ASSIGNMENT, THE BUYER ACKNOWLEDGES THAT THE SELLER HAS NOT MADE, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING THOSE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR THE SELLER’S INTEREST THEREIN, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF THE SELLER, AND (c) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES.

5.15.2
EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE SELLER’S CERTIFICATE DELIVERED PURSUANT TO SECTION 6.5 AND THE SELLER’S ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (g) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR

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HEALTH, IT BEING THE EXPRESS INTENTION OF THE BUYER AND THE SELLER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE SELLER’S CERTIFICATE DELIVERED PURSUANT TO SECTION 6.5 AND THE SELLER’S ASSIGNMENT, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH THE SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND THE BUYER REPRESENTS TO THE SELLER THAT THE BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS THE BUYER DEEMS APPROPRIATE.

5.15.3
THE SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.15 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.16
NORM, WASTES AND OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES. NOTHING CONTAINED IN THIS SECTION 5.16 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OF THIS AGREEMENT OR SEEK INDEMNIFICATION PURSUANT TO SECTION 10.2 FOR A BREACH OF SECTION 3.10.

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6.
Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement with respect to the Seller is subject to the satisfaction or waiver (subject to applicable Laws) at or prior to the Closing Date of each of the following conditions:

6.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.2
No action will have been commenced or threatened against the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.3
All representations and warranties of the Seller contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date, but disregarding the reference to the date of this Agreement in the first sentence of Section 3), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date, but disregarding the reference to the date of this Agreement in the first sentence of Section 3);

6.4
The Seller will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

6.5
The Seller shall have executed and delivered a certificate from an officer of the Seller certifying on behalf of the Seller that the conditions set forth in Section 6.3 and Section 6.4 have been fulfilled by the Seller;

6.6
If applicable, consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and DOJ thereunder and all consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been received;

6.7
The Seller shall have received all consents and approvals (and all such consents and approvals shall be in full force and effect and not revoked) from OOGC America, Inc. (“CNOOC”) required under that certain Development Agreement by and

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between the Seller and CNOOC, dated November 15, 2010 (the “Development Agreement”) to permit the Seller to transfer the Properties and the Leases (as defined in the Farmout Agreement) to the Buyer in accordance with the terms of this Agreement or the Farmout Agreement, as applicable, free and clear of any and all restrictions and other terms in the Development Agreement (other than any (i) existing joint operating agreements that were entered into, or (ii) any joint operating agreements that have been deemed to have been entered into, in each case in connection with any Well or in connection with any well proposal made with respect to the Properties).

6.8	The Seller shall deliver (or be ready, willing and able to deliver at Closing) duly executed counterparts of the Transaction Documents to be delivered by the Seller at Closing; and

6.9	The Seller will not have sold, assigned, transferred, encumbered, conveyed or otherwise disposed of any of the Properties, except as provided in Section 5.2 of this Agreement.

7.
Seller’s Conditions Precedent. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

7.1
No preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.2
No action will have been commenced or threatened against the Seller, the Buyer or any of their respective Affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

7.3
All representations and warranties of the Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date, but disregarding the reference to the date of this Agreement in the first sentence of Section 4), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date, but disregarding the reference to the date of this Agreement in the first sentence of Section 4);

7.4	The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date, all obligations, covenants, agreements and conditions contained in

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this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5
The Buyer shall have executed and delivered a certificate from an officer of the Buyer certifying on behalf of the Buyer that the conditions set forth in Section 7.3 and Section 7.4 have been fulfilled by the Buyer;

7.6
If applicable, consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the FTC and DOJ thereunder and all consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been received;

7.7
The Seller shall have received all consents and approvals from CNOOC required under the Development Agreement to permit the Seller to transfer the Properties and the Leases (as defined in the Farmout Agreement) to the Buyer in accordance with the terms of this Agreement or the Farmout Agreement, as applicable; and

7.8	The Buyer shall deliver (or be ready, willing and able to deliver at Closing) duly executed counterparts of the Transaction Documents to be delivered by the Buyer at Closing.

8.
The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of the Seller, at 6100 North Western Avenue, Oklahoma City, Oklahoma, on the Closing Date.

8.1
Buyer’s Deliveries. On the Closing Date, and subject to the simultaneous performance by the Seller of its obligations under Section 8.2, the Buyer will deliver or cause to be delivered to the following items:

8.1.1	Purchase Price. The Purchase Price to the Seller as directed in writing by the Seller (as adjusted pursuant to Section 2.7 and less the Deposit) as set forth in the Closing Statement;

8.1.2
Marketing Agreements. The Marketing Agreements executed by an authorized officer of the Buyer (and/or the applicable Buyer Designee, if such Buyer Designee takes title to any or all of the Properties);

8.1.3	Farmout Agreement. The Farmout Agreement executed by an authorized officer of the Buyer; and

8.1.4
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

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8.2
Seller’s Deliveries. On the Closing Date, and subject to the simultaneous performance by the Buyer of its obligations under Section 8.1, the Seller will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

8.2.1	Assignments. An original counterpart of an Assignment for each County in which Real Property Interests or Wells are located, executed by the Seller, and covering all the Properties;

8.2.2	Letters in Lieu. Letters in lieu for each purchaser of production with respect to each Well that is not operated by the Seller and in which the Seller has an interest;

8.2.3	Marketing Agreements. The Marketing Agreements executed by an authorized officer of Chesapeake Energy Marketing, Inc.;

8.2.4	Farmout Agreement. The Farmout Agreement executed by an authorized officer of the Seller.

8.2.5	Non-Foreign Entity Affidavit. A non-foreign entity certificate, in substantially the form of the attached Exhibit F, executed by an authorized officer of the Seller;

8.2.6	Form W-9. An executed IRS Form W-9 for the Seller.

8.2.7
Other Parties. All required releases and termination statements with respect to any Lien against any of the Properties (excluding Permitted Encumbrances and Liens for which an adjustment to the Purchase Price is made under Section 2.1);

8.2.8
Operatorship. All forms required by Governmental Authorities to substitute the Buyer (or the applicable Buyer Designee, as directed by the Buyer) as operator of any Property currently operated by the Seller; and

8.2.9
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3	Post Closing Adjustments. The Buyer and the Seller agree that the Purchase Price will be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4	Post Closing Deliveries. The Seller shall deliver to the Buyer copies of all Records as promptly as practicable, but no later than thirty (30) days after the Closing Date.

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8.5
Costs. The Seller will pay its attorney fees and other expenses; and the Buyer will pay the Buyer’s attorney fees and other expenses, including without limitation the recording costs for the Assignments and all taxes (including sales taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to this Agreement.

8.6
Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from the Seller to the Buyer effective from and after the Effective Time, subject to the provisions of Section 2.2.

9.
Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the mutual consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein, including in this Section 9, shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

10.	Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

10.1
Assumed Obligations. Upon the Closing, the Buyer shall agree (and, upon the delivery by Seller to Buyer of the Assignment, Buyer shall be deemed to have agreed) to assume all of the Assumed Obligations.

10.2
Seller’s Indemnification. Upon the Closing the Seller shall agree (and, upon the delivery of the Assignment to the Buyer, the Seller shall be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer’s directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of the Seller set forth in this Agreement or in the certificate delivered by the Seller pursuant to Section 6.5 or any failure by the Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (b) any of the Retained Liabilities.

10.3	Buyer’s Indemnification. Upon the Closing the Buyer shall agree (and, upon the delivery by Seller to Buyer of the Assignment, Buyer shall be deemed to have agreed)

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to pay, defend, indemnify, reimburse and hold harmless the Seller and the Seller’s directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity ) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of the Buyer set forth in this Agreement or in the certificate delivered by the Buyer pursuant to Section 7.5 or any failure by the Buyer to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 13 of this Agreement; and (b) any of the Assumed Obligations.

10.4
Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice (a “Claim Notice”) to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. In the case of a claim for indemnification not based upon any such action or proceeding, the indemnifying Party shall have 30 days from its receipt of the written notice from the indemnified party to (i) cure the damages complained of, (ii) admit its obligation to provide indemnification with respect to such damages or (iii) dispute the claim for such indemnification. If the indemnifying Party does not notify the indemnified party within such 30-day period that it has cured the damages or that it disputes the claim for such indemnification, the indemnifying Party shall be deemed to have disputed such claim for indemnification.

10.5
Defense. If any such action is brought against an indemnified party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, by giving written notice to the indemnified party within thirty (30) days of its receipt of written notice of such action from the indemnified party, and after such notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed

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to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified party. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if (i) the indemnified party has been advised by counsel that an actual conflict of interest exists between the indemnifying Party and the indemnified party in connection with the defense of such action or proceeding, (ii) such action or proceeding seeks injunctive relief with respect to the indemnified claim or is part of a criminal proceeding or (iii) the indemnifying Party fails to select counsel reasonably satisfactory to the indemnified party, in each case, with the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable out of pocket expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.6	Certain Limitations on Indemnity Obligations.

10.6.1
No claim of the Buyer or the Buyer Indemnified Parties pursuant to Sections 10.2(a) shall be made hereunder until such claim exceeds an amount equal to One Hundred Thousand Dollars ($100,000.00) (each an “Individual Claim”). In addition, no claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) shall be made hereunder until the total of all Individual Claims exceeds one and one-half percent (1.5%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of the Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceed the Basket, then the Seller’s obligations under Section 10.2 shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.

10.6.2	In no event will the Seller’s aggregate liability under Section 10.2(a) exceed twenty percent (20%) of the unadjusted Purchase Price.

10.6.3	The amount of any indemnification provided under Section 10.2 or 10.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies.

10.6.4
Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which a specific adjustment

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has already been made to the Purchase Price under the terms of this Agreement; (b) the Seller will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter (including any breach of a representation or warranty, except any such breach under Section 3.10 or Section 3.12 and excluding any breach of a covenant) which constitutes a Title Defect or an Environmental Defect; and (c) the limitations set forth in Section 10.6.1 and 10.6.2 shall not apply to the Seller’s obligations under the last sentence of Section 3.5 or Sections 2.8, 2.9, 5.6, 5.7, 5.8, 5.11, 5.12 or 10.2(b). Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.6 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.6.

10.7
EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTION 10.2 OR SECTION 10.3, AS APPLICABLE, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

11.
Preservation of Books and Records. For a period of five (5) years after the Closing Date, the Buyer will, using procedures consistent with their current record retention procedures, preserve and retain all Records that relate to the Properties including, but not limited to, any documents relating to any Governmental Authority or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Properties prior to the Closing Date. The Buyer agrees to make such books and records available to the Seller and its agents upon reasonable notice and at reasonable times.

12.	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

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12.1
Right to Terminate. Subject to Section 12.2, this Agreement may be terminated (except for the provisions referenced in Section 12.2) at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following: (a) by mutual consent of the Seller and the Buyer; (b) by the Buyer, if the Seller has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Seller shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(b) shall not become effective unless the Seller fails to cure such breach prior to the end of such ten (10) day period; (c) by the Seller if the Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing set forth in Section 7 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 12.1(c) shall not become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period; (d) by either the Seller or the Buyer, if under the HSR Act or otherwise, the FTC or the DOJ shall have commenced or threatened to commence any proceeding to delay or enjoin or seek damages in respect of the transactions evidenced by this Agreement (“threatened,” for purposes of this Section 12.1(d), means an actual vote of the Commissioners of the Federal Trade Commission to commence such a proceeding); or (e) by the Seller or the Buyer if the Closing shall not have occurred on or before July 31, 2013, provided, that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement.

12.2
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party or Parties specifying the provision pursuant to which such termination is made. Except as specifically provided otherwise in Section 13, on the termination of this Agreement the Parties will jointly direct the Escrow Agent to release the Escrow Balance (a) to the Seller, any and all interest or other income earned on the Deposit as of such time, and (b) to the Buyer, the Escrow Balance after the release required in subpart (a) of this Section 12.2. If this Agreement is terminated in accordance with Section 12.1, the provisions contained in this Section 12 and in Sections 8.5, 8.6, 9, 13, 14, 15.1, 15.2, 15.5 through 15.18 and such defined terms in Section 1 as may be required to give meaning to such sections, shall survive such termination of this Agreement. No termination of this Agreement under Section 12.1 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

13.	Default. If any Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, the Party

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claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a default by the Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12.1(b) above and each of the conditions contained in Section 7 has been either fulfilled or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is to occur at the Closing), the Buyer will be entitled to exercise all remedies arising at law by reason of such default, including termination of this Agreement pursuant to Section 12. If such a default by the Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 12.1(c) above and each of the conditions contained in Section 6 has been either fulfilled or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is to occur at the Closing), the Seller will be entitled to either: (a) exercise all remedies arising at law by reason of such default, including termination of this Agreement pursuant to Section 12; or (b) at the request of the Seller, the Parties will jointly instruct the Escrow Agent to pay the Escrow Balance to the Seller as liquidated damages in lieu of all other damages (and as the Seller’s sole remedy in such event, other than termination of this Agreement). The Parties hereby acknowledge that the extent of damages to the Seller occasioned by such failure or refusal by the Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances.

14.
Arbitration. Except with respect to disputes involving Title Defects, Environmental Defects, or any cure relating thereto or any Title Benefits, Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee, which will be resolved as provided in Section 2.1.10 or 2.8, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 14 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 14 shall control the rights and obligations of the Parties.

14.1
Consolidation. If there is more than one (1) Arbitrable Dispute that involves the same facts and Parties as the facts and Parties with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement; provided that disputes regarding Title Defects, Environmental Defects or any cure relating thereto or any Title Benefits or Final Statement matters shall not be consolidated with an Arbitrable Dispute under this Section 14.

14.2
Initiation; Selection. Arbitration may be initiated by a Party or Parties (“Claimant”) serving written notice on the other Party or Parties (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator

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Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of or performed material work for the Parties or any of their Affiliates or the Chesapeake Oilfield Services Group within the preceding five (5) year period. Unless expressly provided otherwise in this Agreement arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years experience as a lawyer in the energy industry with experience in exploration, production or transactional issues. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If either the Respondent fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the missing arbitrator(s) not later than ninety (90) days from initiation of arbitration. In the event the AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Northern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators.

14.3	Expenses. Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

14.4
Procedure. The hearing shall be conducted in Oklahoma City, Oklahoma and commence within one hundred and twenty (120) days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within twenty (20) Business Days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award.

14.5
Enforcement; Remedies. Notwithstanding any other provision of this Agreement, a Party may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be

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binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

14.6
Award of Fees. In any action under this Agreement, the prevailing Party (or other indemnified Person) shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Party or Person is entitled.

15.	Miscellaneous. It is further agreed as follows:

15.1	Time. Time is of the essence of this Agreement.

15.2
Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon electronic confirmation by the recipient of receipt; or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

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To the Seller:	Chesapeake Exploration, L.L.C. 6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Douglas J. Jacobson Facsimile: (405) 849-9233
With a copy to:	Commercial Law Group, P.C. 5520 North Francis Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Ray Lees Facsimile: (405) 232-5553
To the Buyer:	EXCO Resources, Inc. 12377 Merit Drive Dallas, Texas 75251 Attention: Hal Hickey, President Facsimile: 214-706-3409
With a copy to:	EXCO Resources, Inc. 12377 Merit Drive Dallas, Texas 75251 Attention: Lanny Boeing, Vice President and General Counsel Facsimile: 214-706-3409

15.3
Representations and Warranties. The representations and warranties of the Seller contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive the Execution Date for a period of twelve (12) months and shall thereafter be of no further force or effect (the “Expiration Date”); provided, however, any representation or warranty as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved. The special warranty of title set forth in the Assignment will survive the Closing Date for a period of five (5) years and shall thereafter be of no further force or effect except that any claim under such special warranty of title which has been asserted prior to the end of such five (5) year period shall survive until such claim with respect thereto is resolved. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) and the special warranty of title is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto or with respect to such special warranty of title.

15.4
Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other commercially reasonable acts and things as might reasonably be requested by any

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Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

15.5
No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement; provided, however, that: (a) only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of the Party’s related indemnified Parties but shall not be obligated to do so; and (b) the Financing Sources are intended beneficiaries of, and shall be entitled to enforce, Sections 15.10, 15.21 and this Section 15.5.

15.6
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

15.7
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

15.8
Entire Agreement. This Agreement, the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

15.9
Assignment. Except as contemplated in Section 15.19, it is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement, and no such assignment under Section 15.19 shall be deemed to have released the assigning Party from any of its obligations under this Agreement; provided, however, at any time prior to three (3) Business Days prior to the Closing Date, the Buyer may direct the Seller by written notice assign a portion of the Property to Buyer Designee as the Assignee under the applicable Assignments.

15.10
Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought. The Parties agree that the provisions of Section 15.5, this Section 15.10 and Section 15.21 and the definitions of Debt Financing, Debt Financing Commitment and Financing Sources shall not be amended in a manner

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adverse to the Financing Sources under the Debt Financing Commitments or any other Financing Source without their prior written consent.

15.11
Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, the Parties will negotiate in good faith to modify the Agreement to add a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

15.12
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

15.13
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

15.14
Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

15.15
JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF.

15.16
WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND THE SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ASSOCIATED

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HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (C) CERTIFIES THAT IT HAS NOT AND NONE OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

15.17
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

15.18
Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

15.19
Possible Exchange. The Seller reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to §1031 of the Code, as amended, and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, the Seller reserves the right, at least three (3) Business Days prior to Closing, to

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assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). In addition, should the Seller choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the Buyer agrees to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind-exchange. Notwithstanding the foregoing, the Buyer shall have no increased liability hereunder on account of such non-simultaneous like-kind exchange and the Seller shall remain liable hereunder for all obligations of the Seller hereunder even if the Seller chooses to structure the transaction as a non-simultaneous like-kind exchange.

15.20
Sharing of Certain Financial Information Subsequent to Closing. After the Execution Date, the Seller shall give the Buyer (and/or any of its Affiliates) and its (and/or their, as applicable) representatives reasonable access during normal business hours to those Financial Records (as hereinafter defined), including data necessary for disclosures pursuant to ASC 932, necessary for the Buyer’s or its respective Affiliate’s preparation of financial statements and other financial data relating to the Properties that may be required to be included in any current or future filing by the Buyer (and/or any of its Affiliates) with the Securities and Exchange Commission or other Governmental Authority (collectively, the “Financial Statements”).

15.20.1
The Financial Statements data shall be prepared and audited or reviewed at the sole cost and expense of the Buyer. If requested in writing, the Seller shall execute and deliver to the external independent accounting firm that audits, reviews or assists the Buyer or its respective Affiliate in the preparation of the Financial Statements or such other independent accounting firm designated by the Buyer to provide such procedures (the “Audit Firm”), such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements, including, as requested, representations regarding internal accounting controls and disclosure controls. As used in this Section 15.20, the term “Financial Records” means all ledgers, books, data, files, and accounting and financial records (whether in physical or electronic form) in the possession of the Seller and its Affiliates, in each case, solely to the extent related to the Properties; provided, however, “Financial Records” does not include any records or information (a) that the Seller considers to be confidential and proprietary, or (b) that may be protected by an attorney-client privilege, or (c) that cannot be disclosed to the Buyer or its representatives as a result of confidentiality arrangements with third parties.

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15.20.2
The obligations of the Seller under this Section 15.20 shall expire ninety (90) days after the close of the third full fiscal year of the Seller following the Closing Date unless a request with respect to Financial Statements has been made prior to such time, in which event the obligations of the Seller shall continue until the preparation of such Financial Statements has been completed.

15.21
No Recourse to Lenders. Notwithstanding any provision of this Agreement, the Seller agrees on its behalf and on behalf of its Affiliates that no Financing Source under any Debt Financing Commitment nor any other Financing Source shall have any liability or obligation to the Seller and its Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Seller has executed this Agreement effective as of the Effective Date.

SELLER:

CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company

By: /s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND BETWEEN
CHESAPEAKE EXPLORATION, L.L.C. AND EXCO OPERATING COMPANY, LP

IN WITNESS WHEREOF, the Buyer has executed this Agreement effective as of the Effective Date.

BUYER:

EXCO OPERATING COMPANY, LP, a Delaware limited partnership

By: EXCO Resources OLP GP, LLC, a Delaware limited liability company and its general partner

By: /s/ Douglas H. Miller
Name:     Douglas H. Miller
Title:     Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT BY AND BETWEEN
CHESAPEAKE EXPLORATION, L.L.C. AND EXCO OPERATING COMPANY, LP